Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

Madrigal Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 Par Value Per Share	Rule 457(h)	500,000 (2)	$182.32 (3)	$91,157,500	0.00011020	$10,046

Total Offering Amounts					$91,157,500		$10,046

Total Fee Offsets							—

Net Fee Due							$10,046

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), that become issuable under the Madrigal Pharmaceuticals, Inc. 2023 Inducement Plan (the “Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares of Common Stock reserved for awards available for future issuance under the Inducement Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $182.32 per share, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on September 1, 2023, a date within five business days prior to the filing of this Registration Statement.